EXHIBIT 10.50


                        MANAGEMENT AND LEASING AGREEMENT


                                   dated as of


                                  March 1, 1996

                                     between


           USF&G/LEGG MASON REALTY PARTNERS LIMITED PARTNERSHIP, Owner


                                       and


                       F.C. TUCKER COMPANY, INC., Manager

                                TABLE OF CONTENTS

         Article                                                           Page

     1.       Appointment, Commencement and Termination Dates                1
     2        Manager's Duties and Responsibilities                          2
     3        Employees                                                     11
     4        Budgets and Accounts                                          13
     5        Insurance                                                     15
     6        Financial Reporting and Recordkeeping                         18
     7        Owner's Right to Audit                                        21
     8        Bank Accounts                                                 21
     9        Payments of Expenses                                          22
     10.      Manager's Non-Reimbursable Costs                              23
     11       Insufficient Gross Income                                     24
     12       Leasing of the Property                                       24
     13       Compensation                                                  29
     14       Notices                                                       30
     15       Indemnification                                               30
     16       Contributions by Manager                                      31
     17       Termination                                                   32
     18       Miscellaneous                                                 33

              Exhibits

      A       Property Description
      B       Initial Property Employees
      C       Budget Categories
      D       Account Classification
      E       Monthly and Financial Statements
      F       Form Lease
      G       Leasing Standards

                        MANAGEMENT AND LEASING AGREEMENT

                            ------------------------

THIS MANAGEMENT AND LEASING AGREEMENT ("Agreement") is dated as of this 1st day of March, 1996 between USF&G/LEGG MASON REALTY PARTNERS LIMITED PARTNERSHIP, a Maryland limited partnership having its office at 100 Light Street, Baltimore, Maryland 21202, ("Owner"), as owner, and F.C. TUCKER COMPANY, INC., having its principal office at 2500 One American Square, Indianapolis, Indiana 46282 ("Manager"), as manager and leasing agent.

Owner is the owner of land known as Shadeland Station Retail Center, State of Indiana (the "Land") described in Exhibit A.

The Land is improved with two retail buildings containing a total of 105,182 net rentable square feet, approximately 657 parking spaces and other related facilities (the "Improvements"). The Land and Improvements, commonly known as Shadeland Station Retail Center, are called the "Property." The metropolitan area of Indianapolis is called the "Metropolitan area."

Manager is in the business of managing, operating, maintaining, servicing and repairing projects similar to the Property. Manager possesses the personnel, skills and experience necessary for the efficient first-class management, operation, maintenance, service and repair of the Property.

Owner desires to retain Manager to manage, operate, maintain, service, and repair the Property as the sole exclusive management agent for the Property. Manager desires to perform such services for Owner upon the terms and conditions set forth herein.

THEREFORE, the parties agree as follows:

         ARTICLE 1.  APPOINTMENT, COMMENCEMENT AND TERMINATION DATES

1.1. Appointment. Owner hereby appoints Manager the sole and exclusive manager for the Property upon the terms and conditions set forth herein. Article 2 sets forth the particular obligations of Manager. Article 13 sets forth Manager's compensation for performance of such obligations. Manager accepts the appointment on the terms and conditions set forth herein, and will furnish the services of its organization for the management of the Property.

1.2. Experience of Manager. Manager represents that it is experienced and capable in the managing of projects equal or better in quality, size and type to the Property and acknowledges that Owner is relying on the foregoing representation in entering into this Agreement.

1.3. Status of Manager. Manager is acting solely as an independent contractor and shall have no authority to act for or obligate Owner in any manner whatsoever, except to the extent set forth herein or as Owner may hereafter authorize.

1.4. Duty of Care. Manager shall perform its duties under this Agreement with at least the degree of care, skill, knowledge, judgment and diligence Manager uses in its other management projects but in any case at least that necessary and appropriate for first-class retail projects in the Metropolitan Area.

1.5. Construction and Furnishing of Property. Manager confirms Manager's satisfaction with the current construction, maintenance, equipping, furnishing and supplying of the Property.

1.6. Commencement of Agreement. Manager's duties and responsibilities under this Agreement shall begin on the date of this Agreement and shall terminate in accordance with Article 17. Unless this Agreement terminates pursuant to item
(i), (ii) or (iii) of Section 17.1, this Agreement will automatically continue on a month-to-month term on the same terms as set forth herein, subject to the termination provisions of Section 17.

                      ARTICLE 2. MANAGER'S RESPONSIBILITIES

2.1.     Management.

(a) Manager shall manage, operate and maintain the Property in an efficient manner in accordance with the provisions of this Agreement and as Owner may deem advisable and shall arrange the proper operation of the Property for the tenants thereof, subject to (i) the budgets, policies and limitations imposed by the Owner and (ii) applicable governmental requirements.

(b) Manager shall perform all services in a diligent and professional manner in accordance with recognized standards of the property management industry for first-class retail complexes and in compliance with such standards and practices as are prevalent for such type of real estate in the Metropolitan Area.

(c) Manager shall act in (i) a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets, (ii) an independent manner with all third parties and (iii) the best interest of Owner at all times.

(d) Manager, at Owner's expense, shall enforce the observance of all rules and regulations of the Property or applicable law by all reasonable means.

2.2.     Compliance with Laws, and other Matters.

(a) Manager shall comply with, and require maintenance, use and occupancy of the Property or its operation and management in accordance with:

                  (i) all covenants and restrictions, use permits and development agreements applicable to the Property or its operation and management and all governmental requirements and all governmental requirements(as now or hereafter in effect);

                  (ii)     any occupancy certificate; and

                  (iii) the provisions of any insurance policy applicable to the Property.

(b) Other than Manager's applicable overhead and employee expenses, Owner shall pay all costs incurred in connection with such compliance. If Owner contests any of the above requirements, Manager shall participate in such contest to the extent Owner requests.

(c) Manager shall pay from the Operating Account (defined in Section 8.1) expenses incurred to remedy violations to the extent that such expenses do not exceed $100.00 in each instance. In all other instances, Manager shall pay the expenses as Owner may designate from funds provided by Owner or from the Operating Account.

(d) Manager shall familiarize itself with the terms of and be responsible for compliance with all requirements of Owner set forth in any ground lease, space lease, mortgage, deed of trust or other instrument affecting the Property furnished to Manager by Owner or of which Manager otherwise has knowledge.

(e) Manager shall furnish to Owner, upon receipt by Manager, each notice or order affecting the Property, including, without limitation, any notice from any taxing or other governmental authority and notice of violation of any governmental requirement or order issued by any Board of Fire Underwriters or other similar body, against the Property or Owner, any notice of default or otherwise from the holder of any mortgage or deed of trust or any notice of renewal, termination or cancellation of any insurance policy. Manager, however, shall not take any action under this Article so long as Owner is contesting or has notified Manager of its intention to contest such notice, order or requirement.

2.3.     Expenditures by Manager.

(a) After Owner's approval, Manager shall implement the Approved Budget (defined in Section 4.1) and has authority to make the expenditures and incur the obligations provided in the Approved Budget. Manager shall not make, however, without the prior approval of Owner, any expenditure or incur any obligation which, even though included in an Approved Budget, when added to all other expenditures actually made or to be made for the fiscal year covered by such Approved Budget, exceeds the approved budgeted amount in any one budget line item by five percent (5.0%) or more, or exceeds one thousand dollars ($1,000.00), except for utility bills, insurance premiums, real property tax payments and payments to Owner.

(b) Manager shall not incur any expenses in any month in excess of the expenses budgeted for such month, subject to the provisions herein regarding emergency repairs or as provided for in Section 2.5. If expenses are likely to exceed budgeted amounts, Manager shall inform Owner of the situation so that Owner may have the opportunity to determine the appropriate action under the circumstances.

2.4.     Collection of Rents and Other Income.

(a) Manager, at Owner's expense, shall bill all tenants and shall take all other proper and necessary action to enforce the terms of all leases and to collect all rent and other charges due from or payable by tenants or other users of the Property. Owner authorizes Manager to request, receive and receipt for all such rent and other charges, and subject in each instance to the prior approval of Owner, to settle or compromise the payment of such amounts.

(b) Manager shall obtain and review statements furnished by all tenants in support of their respective payments of percentage rents and deductions, if any. Such review does not include obtaining an outside audit of any such statement unless Owner specifically so requests. If Manager fails to bill any tenant properly for the full amount of rent payable under any lease, and tenant fails to pay such amount, Manager promptly shall reimburse Owner any amounts due to Owner upon Owner's written notice to Manager of such failure. At Owner's option, Owner may deduct such amount due to Manager, plus interest, from that portion of the Management Fee thereafter becoming due.

(c) Manager shall collect and identify any income due to Owner from miscellaneous services provided to tenants or the public, including, without limitation, application fees, forfeited deposits, parking income, tenant storage, and coin operated machines of all types, such as vending machines and pay telephones. Manager shall deposit all monies so collected in the Depository Account (defined in Section 8.1).

2.5.     Repairs and Maintenance.

(a) Manager shall maintain, or cause to be maintained, the buildings, appurtenances and grounds of the Property, other than areas which are the responsibility of tenants, in accordance with the standards for first-class retail properties and in accordance with standards acceptable to Owner. Such maintenance shall include, without limitation, all ordinary and extraordinary repairs, cleaning, painting, decorations and alterations including electrical, plumbing, carpentry, masonry, elevators and such other routine repairs as are necessary or reasonably appropriate in the course of maintenance of the Property (subject to the limitations of this Agreement). The expense incurred for such maintenance, alteration or repair must be

                  (i) an ordinary and usual expense provided for in the Approved Budget (as defined in Section 4.1) and which does not exceed the limitation set forth in the Approved Budget, or

                  (ii) an expense which is incurred under such circumstances as Manager shall reasonably deem to be an emergency.

(b) If an emergency occurs, Manager shall make all repairs or take all action immediately necessary to preserve the Property, avoid suspension of any essential services to the Property, and avoid danger to persons or property. Manager promptly, but in no event later than twenty-four (24) hours from the time Manager learns of such emergency, shall notify Owner by telephone of any such emergency. Immediately thereafter, Manager shall send Owner a written notice setting forth the nature of the emergency and any action taken in connection with the emergency. Except as set forth above with regard to emergencies, Manager shall not make extraordinary or unusual expenses without Owner's prior consent.

(c) Manager shall use all due diligence to require each tenant to comply with its obligations to maintain its respective leased premises pursuant to its lease. Manager shall pay actual and reasonable expenses for materials and labor for such purposes from the Operating Account.

(d) All expenditures to refurbish, rehabilitate, remodel, or otherwise prepare areas covered by new leases shall require Owner's prior consent and shall be paid as Owner may direct from funds provided by Owner or from the Operating Account subject to the restriction set forth in Section 2.3.

(e) Manager shall take all reasonable precautions against fire, vandalism, burglary and trespass to the Property.

2.6.     Purchase of Supplies and Materials.

(a) Manager shall purchase, on behalf of Owner and at Owner's expense, all equipment, tools, appliances, materials and supplies reasonably necessary or desirable for the care, maintenance and operation of the Property. All such purchases shall be subject to the prior review and written approval of Owner if such purchases are not included in the Approved Budget. Manager shall use such purchases solely in connection with the operation and maintenance of the Property and shall surrender them to the Owner upon termination of this Agreement.

(b) In connection with the performance of its duties pursuant to this Section 2.6, Manager shall use its best efforts to qualify for any cash and trade discounts, refunds, credits, concessions or other incentives. Any such discounts, refunds, credits, concessions, or other incentives received by Manager shall inure to and belong to Owner. If any such incentives are in cash, Manager shall deposit the cash in the Operating Account.

2.7.     Contracts With Third Parties.

(a) Subject to the prior review and approval of Owner, Manager shall be responsible on behalf of Owner and at Owner's expense for the provision of all independent contractors, suppliers and entities engaged in the operation, repair, maintenance, servicing and promotion of the Property, including, without limitation those entities

                (i) necessary for the provision of all utility, cleaning, repair, restoration, maintenance and security services;

                (ii) necessary or desirable for the efficient operation of a first-class project;

                (iii) otherwise required by this Agreement or by any lease affecting the Property; and

                (iv) without limiting the application of any higher standards required pursuant to (i), (ii) and (iii) immediately above, as necessary or desirable to keep the Property in as good, marketable and rentable condition as when it became subject to this Agreement, reasonable wear and tear and casualty excepted.

(b) As a condition to obtaining such approval, Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the relationship, if any, between Manager, or the person in control of Manager, and the party proposed to supply such goods or services. Each such service contract shall evidence the following:

                 (i)   be in the name of Owner;

                 (ii)  be assignable, at Owner's option, to Owner's nominee;

                 (iii) include a provision for cancellation by Owner or Manager upon 30 days or less notice. Manager shall directly supervise and inspect the performance under all applicable contracts, including without limitation, the supervision, inspection and observation of all servicing, cleaning, maintenance, repair, decorating or alteration work at the Property during the progress thereof, and the final inspection of the completed work and the approval or disapproval, as appropriate, of all bills submitted for payment.

(d) In connection with the foregoing, Manager shall use its best efforts to obtain all necessary receipts, releases, waivers, discharges and assurances necessary to keep the Property free from mechanics' and materialmen's liens and other claims, all of which documentation shall be in such form as Owner requires and at Owner's expense. Subject to Sections 2.3 and 11.1, Manager shall pay all bills of such contractors, suppliers and entities properly approved by Manager, but such bills shall be at the expense of Owner and shall be paid by Manager from the Operating Account.

(e) Manager will require, and use its best efforts to assure, the maintenance by all parties performing work or providing labor, goods, utilities or services to or at the Property, without Owner's expense, of all insurance satisfactory to Owner and any mortgagee of the Property or any portion thereof, including, but not limited to, Worker's Compensation Insurance, Employer's Liability Insurance and insurance against liability for injury to persons and property arising out of all such contractors', suppliers', or other entities' operations, and the use of owned, non-owned or hired automotive equipment in the pursuit of all such operations.

(f) Manager shall not enter into any agreement or arrangement for the furnishing to or by the Property of goods, services or space with itself or with any Affiliate unless Owner has approved such agreement or arrangement in advance after full disclosure of such relationship. "Affiliate," for purposes of this item, means any person or entity (or a group of persons employed by the Manager) which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Manager or any director, executive retail or stockholder of Manager. "Control" means the ownership of ten percent (10%) or more of the beneficial interest or the voting power of the appropriate entity.

2.8. Interruption of Property Operations. Manager shall use only such contractors, laborers and materials which in its best judgment will cause no interruption in the construction, alteration, maintenance, operation, occupancy or repair of the Property. If Owner shall notify Manager at any time that any contractor or type of labor or materials used by Manager in or about the Property have caused any unjustified interruption or difficulty then Manager, to the extent permitted by law, shall at the written request of Owner, promptly discontinue the use of any such contractor, laborer or material.

2.9.     Capital Expenditures.

(a) The Approved Budget shall constitute authorization for Manager to make any capital expenditures or tenant improvements to the extent that the expenditure does not result in cumulative monthly expenditures exceeding by more than $2,500, or 5%, whichever is less, of the cumulative monthly budgeted amount in any one accounting category of the Approved Budget. All other capital expenditures shall be subject to specific approval by Owner.

(b) With respect to the purchase and installation of major items of new or replacement equipment (including, without limitation, elevators, heating or air-conditioning equipment, incinerators, rugs, carpets or other floor covering), Manager shall recommend that Owner purchase these items when Manager believes such purchase is necessary or desirable. Unless Owner specifically waives such requirements, or approves a particular contract, Manager shall award all new or replacement equipment exceeding $2,000 on the basis of competitive bidding, solicited in the following manner:

                (i) Manager shall obtain a minimum of three (3) written bids for each purchase;

                (ii) Manager shall solicit each in a form approved by Owner so that uniformity will exist in the bid quotes; and

                (iii) Manager shall provide Owner with all bid responses accompanied by Manager's recommendations as to the most acceptable bid.

If Manager advises acceptance of other than the lowest bidder, Manager shall specify its recommendations in writing.

(c) Owner may accept or reject any bid. Owner will communicate to Manager its acceptance or rejection of bids. Owner may pay for capital expenses from its own resources or the replacement reserve, or may authorize payment by Manager of its duties and obligations under this Agreement or as required under any lease covering any portion of the Property.

2.10.    Permits and Authorization.

(a) Manager shall obtain and keep in full force and effect all obtainable licenses, permits, consents and authorizations as may be necessary for the maintenance, operation, management, promotion, repair, servicing or occupancy of the Property or for the proper performance by Manager of its duties and obligations under this Agreement or required under any lease covering any portion of the Property.

(b) The cost of keeping in full force and effect all necessary licenses, permits, consents and authorizations shall be at Owner's expense, except that the cost of obtaining and keeping in full force and effect those licenses, permits, consents, and authorizations necessary for the proper performance by Manager and its employees of its or their duties or obligations shall be at Manager's expense. All licenses, permits, consents and authorizations shall be in the name of Owner, or its designee if required by Owner.

(c) Manager shall obtain any other licenses, permits, consents or authorizations upon Owner's request. Unless Owner specifically waives such requirements or approves a particular contract, either by memorandum or as an amendment to the contract, all service contracts shall be subject to bid under the procedure as specified in Section 2.9.

(d) If this Agreement terminates pursuant to Article 17, Manager, at Owner's option, shall assign to Owner's nominee all of Manager's interest in all service agreements pertaining to the Property.

2.11.    Taxes, Mortgages.

(a)      Unless Owner otherwise requests, Manager shall:

                  (i) obtain and verify bills for real estate and personal property taxes, general and special real property assessments and other like charges which are or may become liens against the Property and recommend payment or appeal as in its best judgment it may decide; and

                  (ii) make each payment from funds provided by Owner or from the Operating Account on account of all taxes or of each lease, mortgage, deed of trust or other security instrument, if any, affecting the Property, and to pay all utilities, unless otherwise instructed. Manager shall ascertain the assessment and report such assessment to Owner.

(b) Manager, if requested by Owner, will cooperate to prepare an application for correction of the assessed valuation to be filed with the appropriate governmental agency.

2.12. Inspections. Manager shall provide regular and systematic inspections of the Property including, without limitation, the buildings, grounds, and parking areas in order to comply with all Requirements (as defined in Section 2.2) and assure proper maintenance of the Property. Manager shall not use armed guards or guard dogs to provide security at the Property without the prior written approval of Owner.

2.13. Policies and Procedures. Manager shall consult with and advise Owner concerning all policies and procedures not already established by this Agreement and implement all instructions of Owner concerning such policies and procedures. All major policies and procedures shall be subject to the approval of Owner. Moreover, Manager, at the request of Owner, shall schedule regular meetings with Owner to discuss all aspects of the Property's operation and performance.

2.14.    Complaints.

(a) Manager shall handle all complaints and requests from tenants, concessionaires, licensees or parties. Manager shall record each such complaint or request and its disposition in a logbook kept at the retail of Manager and available for inspection by the Owner. Manager promptly shall notify Owner of any major complaint made by any tenant, concessionaire, licensee, or party. Manager promptly shall notify Owner of any defective condition in the Property of which Manager knows which is a breach, default or violation of any lease, contract or agreement relating to the Property or of any requirement of any mortgage, insurance company, governmental body or agency, and shall promptly provide Owner with copies of all documentation relevant to any such matter.

(b) Manager promptly shall notify Owner and, if directed by Owner, Owner's general liability carrier after notice or knowledge of any personal injury or property damage occurring at the Property which gives rise to a claim by any tenant or third party and forward to Owner and, if directed by Owner, the insurance carrier, any summons, subpoena, or other legal document served upon Manager relating to actual or alleged potential liability of Manager or Owner.

2.15. Cooperation. Manager shall give Owner all pertinent information to defend or otherwise dispose of any legal proceedings relating to Owner or the Property. Although Manager shall have no obligation to institute in its name or in Owner's name any landlord/tenant proceedings, Manager at Owner's request will assist in Owner's prosecution of any such proceeding and will assist Owner in any proceedings relating to the Property and instituted in Owner's name. Such assistance will include, without limitation, coordinating and participating in such proceedings with Owner's counsel, all without additional cost to Owner.

2.16.    General Duties.  Manager shall:

(a) maintain as the property of the Owner and readily accessible to Owner orderly files containing rent records, insurance policies, leases and subleases, correspondence, receipted bills and vouchers, bank statements, cancelled checks, deposit slips and debit and credit memos, and all other documents and papers pertaining to the Property or the operation thereof;

(b) provide reports for Owner's accountants in the preparation and filing by Owner of each income or other tax return required by any governmental authority;

(c) consider and record tenant service requests in systematic fashion showing the action taken with respect to each, and thoroughly investigate and report to Owner in a timely fashion with appropriate recommendations all complaints of a nature which might have a material adverse affect on the Property or the Approved Budget.

(d) supervise the moving in and moving out of tenants; arrange, to the extent possible, the dates thereof to minimize disturbance to the operation of the Property and inconvenience to other tenants; and render an inspection report, an assessment for damages and a recommendation or the disposition of any deposit held as security for the performance by the tenant under its lease with respect to each premises vacated;

(e) check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Property and, except as otherwise provided in this Agreement pay such bills when due and payable;

(f) be responsible for implementing all directives of Owner regarding the Property, and such other functions or activities which are consistent with this Agreement and necessary or desirable to achieve the maximum efficiency and success of the Property, unless Owner shall determine that any such function or activity is outside the scope of Manager's authority, in which event Manager, upon notice from Owner, shall cease performing such functions and activities;

(g) directly supervise, manage and be responsible for other matters coming within the terms of this Agreement;

(h) not engage in any activity or omit to do any act or permit third parties to engage in any activity on the Property which would adversely affect or threaten to adversely affect the title and interest of Owner in the Property; and

(i) fully cooperate with Owner in the event Owner shall decide to sell, pledge or otherwise encumber or transfer part or all of its interest in the Property (including without limitation furnishing certified rent rolls and other data, prepare and obtain estoppel certificates, and such other similar activities as may be required).

2.17. Limitation of Authority. Manager shall not, without the prior approval of Owner:

(a) make any expenditure, whether from the Operating Account or otherwise, or incur any obligation on behalf of Owner, except for (i) expenditures or obligations approved by Owner, and (ii) expenditures made and obligations incurred directly pursuant to the Approved Budget. All other obligations incurred or expenditures made by Manager shall be the obligation and responsibility of Manager and shall not be the obligation or responsibility of the Owner, and Manager shall hold Owner harmless from and indemnify Owner against any and all such obligations or expenditures;

(b) convey or otherwise transfer, pledge or encumber any property or other asset of Owner;

(c) commence or threaten to commence any legal proceeding in performing its obligations under this Agreement, unless Owner has approved such proceedings and the counsel retained in connection with such proceedings. Manager, at Owner's request, shall institute and coordinate such proceedings with counsel selected and approved by Owner, except that Owner shall retain final authority over the conduct of any such proceedings;

(d) terminate leases, except in accordance with any guidelines approved by Owner for the enforcement of leases;

(e) pledge the credit of Owner except for purchases made in the ordinary course of operating the Property or as otherwise contemplated pursuant to this Agreement;

(f) obligate Owner for the payment of any fee or commission to any real estate agents or brokers, including the Manager itself;

(g) borrow money or execute any promissory note or other obligation or mortgage, deed of trust, security agreement or other encumbrance in the name of or on behalf of Owner; or

(h) permit any retail or employee of Manager or any third party to handle, have access to or be responsible for monies or personal property of Owner or bank accounts related to the Property (including the Operating Account and the Security Deposit Account), unless such property is bonded or insured pursuant to
Section 3.1.

                              ARTICLE 3. EMPLOYEES

3.1.  Employees; Independent Contractor.

(a) Subject to the limitations set forth in the Agreement and subject to the prior approval of Owner, Manager shall have the sole duty to:

                  (i) hire, promote, supervise, direct, discharge and train the personnel necessary for the continuing maintenance and operation of the Property in accordance with the obligations of Manager under this Agreement;

                  (ii) establish the terms of compensation for such personnel, and obtain coverage of all employees by fidelity bond or under a comprehensive crime insurance policy and liability insurance in amounts satisfactory to Owner, as more particularly described in Sections 5.2 and 5.3 of this Agreement; and

                  (iii) establish and maintain all policies relating to the employment of such personnel.

(b) Manager shall not change the number of employees retained for the management and operation of the Property without obtaining Owner's prior approval.

(c) Manager will negotiate with any union lawfully entitled to represent such employees and shall execute, in its own name, and not as an agent for Owner, collective bargaining agreements or labor contracts resulting therefrom. Owner shall have no liability with respect to any employment arrangements with employees employed in connection with the management of the Property, and all employment arrangements shall confirm this understanding.

(d) Manager shall comply with all applicable governmental requirements relating to workmen's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, employment discrimination, and other employer-employee related matters and shall prepare and file all forms required in connection therewith.

3.2. Key Employees. Manager shall submit to Owner the complete and detailed resumes of each candidate that Manager elects for the position of property manager to permit Owner to assure itself of such candidate's objective qualifications. Owner shall have the right to a personal meeting with any proposed property manager and, notwithstanding any other provision of this Agreement, the hiring of such candidate shall be subject to the prior approval of Owner.

3.3. Exhibit of Employees. Manager initially shall employ in the direct management of the Property those employees so designated on Exhibit B to this Agreement. Exhibit B sets forth the title and pay rate of each initial employee. All employee salaries and positions shall be consistent with the Approved Budget, (defined in Article 4.1.)

3.4. Compensation of Employees. Manager, at Manager's sole cost and expense, during the term of this Agreement, shall pay all compensation of its employees at the Property. Manager shall charge no sum to Owner for any employees of Manager unless approved by Owner. Manager shall charge no part of Manager's central retail overhead or general or administrative expense to Owner.

3.5.     Compliance with Legal Requirements.

Manager shall:

(a) execute and timely file all forms, reports and returns required by law relating to the employment of personnel employed by Manager in connection with the Property;

(b) directly control the time and manner of the work and services to be performed by the employees of Manager and comply with all governmental requirements applicable to such employees; and

(c) make all necessary payroll deductions for disability and unemployment insurance, social security, withholding taxes and other applicable taxes and prepare, maintain and file all necessary reports with respect to such taxes or deductions and all other necessary statements and reports.

3.6.     Employment of Professionals.

(a) When approved by Owner, and at Owner's expense, Manager shall retain and coordinate the services of all independent architects, engineers, accountants, attorneys and other professional persons and entities necessary or appropriate, in Owner's judgment, in connection with the Property. The terms of retention or employment of such parties and all compensation payable at Owner's expense to such parties shall be subject to the prior approval of Owner.

(b) manager shall discharge and terminate the services of any such party as soon as possible under receipt of a request therefore from Owner. Manager in implementing such discharge and termination shall not act in a manner which will increase, enlarge or adversely affect Owner's liability, if any, for damages or claims.

3.7. Nondiscrimination. Manager shall not discriminate against any employee or applicant for employment in connection with the management of the Property because of race, creed, color, disability, age, sex, marital status or national origin. Manager will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, creed, color, disability, age, sex, marital status or national origin. Such affirmative action shall include but not be limited to the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of any or other forms of compensation, and selection for training, including apprenticeship. Manager agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

                        ARTICLE 4. BUDGETS AND ACCOUNTING

4.1.     Approved Budgets and Operating Plan.


(a) Manager shall submit by June 1st of each year to Owner an operating and capital budget (the "Proposed Budget") on a monthly basis for the promotion, operation, leasing (including leasing parameters for the Property), repair, maintenance and improvement of the Property for the period ending on December 31 of the following year which shall be subject to Owner's approval.

(b) Owner shall have forty five (45) days following the date of submission to review and approve or object to the Proposed Budget. Owner shall be deemed to have approved the Proposed Budget if Owner fails to respond within such forty five (45) day period. The Proposed Budget approved by Owner shall be designated the "Approved Budget."

(c) The Proposed Budget shall show in detail the estimated receipts, reserves and expenditures (capital, operating and other) for the period covered by the Proposed Budget on a month-to-month accrual basis. The Proposed Budget will include a cash flow statement setting forth the actual timing of the payments of all expenditures. The Proposed Budget shall set forth the proposed payments of any compensation or fee in the period covered by the Proposed Budget to any person or entity. Each Proposed Budget shall set forth the details of the assumptions made as a basis of the Proposed Budget. The Proposed Budget also shall set forth in a separate schedule detailed projections respecting each of the following:

                  (i) proposed lease rates for each building or floor, as requested by Owner;

                  (ii) proposed concessions for each building or floor as requested by Owner;

                  (iii)   working capital requirements, if any;

                  (iv)    capital improvements proposed;

                  (v)     proposed contracts;

                  (vi) book and tax depreciation and amortization, including building improvements and equipment, tenant improvements and leasing commission;

                  (vii)   utility rates and consumption costs;

                  (viii) service contract costs broken down on a contract-by-contract basis;

                  (ix) base rents, electricity income, tax escalation, operating escalation percentage rent, and other income; and

                  (x) insurance costs by coverage with deductibles indicated.

         The Proposed Budget shall not include any compensation (including fringe benefits) of any of Manager's retailers or employees other than those listed on Exhibit B. Approval of a Proposed Budget shall not be deemed approval of the form of any contract or agreement in connection with the expenditure authorized. Manager shall submit all such contracts and agreements to Owner for approval before execution by Manager, unless Owner has agreed to forego its right of approval.

(e) If either Owner or Manager determines that the Approved Budget is not compatible with the prevailing condition of the Property, Manager shall prepare a revised Proposed Budget for the balance of the fiscal year and submit such revised Proposed Budget to Owner within fifteen (15) days after (i) receipt of notice of such determination by Owner or (ii) such determination by Manager. The revised Proposed Budget shall be subject to review and approval by Owner in the same manner and with the same effect as the original Proposed Budget.

(f) Manager shall use all reasonable diligence and employ all reasonable efforts to ensure that the actual cost to maintain and operate the Property shall not exceed the Approved Budget. Manager shall charge all expenses to the proper line item entry as specified on Exhibit C to this Agreement and not classify an expense to avoid an excess in the annual budgeted amount in an accounting category. During each calendar year, Manager shall inform Owner of any increase or decrease in costs and expenses not foreseen during the budget preparation period and not included in the Approved Budget as soon as Manager knows of such changes.

(g) Upon submission of the Proposed Budget, Manager shall submit each year to Owner for approval by Owner an operating plan for the Property, including a proposed list of improvements to the Property, marketing plan and plan for the general operation and maintenance of the Property. The Owner shall review and comment on the plan and make whatever changes the Owner deems appropriate. Thereafter the Manager shall revise the operating plan in accordance with the Owner's requirements and such revised plan shall be the plan for such year.

                              ARTICLE 5. INSURANCE

5.1.     Insurance.

(a) Owner, at its expense, may obtain and keep in force insurance against physical damage (such as fire with extended coverage endorsement, boiler and machinery) with a full replacement cost endorsement and a waiver of subrogation right against Manager, if available, and against liability for loss, damage or injury to property or persons which might arise out of the occupancy, management, operation or maintenance of the Property. Upon written request, Owner shall use reasonable efforts to include Manager as an additional insured in any liability insurance maintained with respect to the Property, and, if so obtained, shall provide Manager with evidence of such insurance.

(b) Owner shall advise Manager in writing of the proper insurance coverage for the Property, and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. Owner may include in any hazard policy covering the Property all personal property, fixtures and equipment located thereon which are owned by Owner. Manager shall include in any fire policies for its furniture, furnishings or fixtures situated at the Property appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation against Owner with respect to losses payable under such policies.

(c) Manager shall investigate and submit a written report to the insurance carrier and Owner as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage to or destruction of the Property and the estimated costs of repair thereof, and prepare and file with the insurance company in a timely manner and otherwise as the insurance company requires all reports in connection therewith. Manager shall take no action (such as admission of liability) which might preclude Owner from obtaining any protections provided by any policy held by Owner or which might prejudice Owner in its defense to a claim based on the applicable loss.

(d) Manager shall settle all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing and collection of receipts and collection of money, except that Manager shall not settle claims in excess of $1,000 without the prior approval of Owner.

5.2. Manager's Insurance. Manager shall maintain, at its sole expense, the following insurance:

(a) Commercial general liability insurance with limits of not less than Three Million Dollars ($3,000,000) each occurrence and aggregate, combined single limit for bodily injury, property damage, personal injury and advertising injury, with an endorsement naming the Owner as additional insured; and,

(b) Comprehensive automobile liability insurance with limits of not less than One Million Dollars ($1,000,000) each occurrence, combined single limit for bodily injury and property damage to include owned, non-owned and hired automobiles. Such insurance shall be endorsed to include the Owner as additional insured; and,

(c) Workers compensation insurance - statutory coverage as required by the applicable State law; and.

(d) Employer's liability insurance with limits of not less than $500,000 each accident/$500,000 policy limit - disease/$500,000.00 each employee - disease; and,

(e) Commercial umbrella excess liability with limits of not less than $5,000,000 each occurrence and aggregate.

Manager shall provide Owner with certificates evidencing such insurance within ten (10) days following the date of this Agreement. All policies of insurance required by this Section shall be endorsed to provide thirty (30) days' prior written notice in the event of cancellation or reduction in coverage. Manager shall provide Owner with certificates at least ten (10) days prior to the expiration of any policy or policies required herein.

5.3. Manager's Fidelity Bond. Manager and all those of Manager's employees who have access to or are responsible for the handling of the Owner's funds, at Manager's sole expense, also shall be bonded by a fidelity bond in such reasonable amount and having such deductible as shall be determined from time to time by Owner and underwritten by a bonding company selected by Manager and approved by Owner. Manager shall deliver to Owner, within ten (10) days following the date of this Agreement a certificate evidencing such bond and an agreement that such coverage cannot be cancelled without thirty (30) days' prior notice to Owner. If Manager is unable to procure such bond, Owner, at its option, may attempt to procure such bond at Manager's expense and Manager shall fully cooperate with Owner in this regard.

5.4. Contractor's, Subcontractor's Insurance. Manager shall require any and all contractors and/or subcontractors entering upon the Property to perform services to have, at the contractor's or subcontractor's expense, and in a form acceptable to the Owner, the following minimum insurance coverage:

(a) Worker's Compensation - Statutory Coverage as required by the applicable State law;

(b) Employer's liability insurance with limits of $500,000 each accident/ $500,000 policy limit - disease/$500,000 each employee - disease;

(c) Commercial general liability insurance with limits of One Million Dollars ($1,000,000) each occurrence and aggregate, combined single limit for bodily injury and property damage, with an endorsement naming the Manager and Owner as additional insureds; and

(d) Comprehensive auto liability insurance with limits of One Million Dollars ($1,000,000) each occurrence, combined single limit for bodily injury and property damage to include owned, non-owned and hired automobiles. Such insurance shall be endorsed to include the Manager and Owner as additional insured; and

(e) Commercial umbrella excess liability with limits of One Million Dollars ($1,000,000) each occurrence and aggregate.

If the value of a contractor's or subcontractor's contract is in excess of Five Million Dollars ($5,000,000), Manager shall consult with Owner prior to the execution of such contract. Owner shall determine the appropriate amount of insurance required in connection therewith and shall inform Manager of such insurance requirements.

Manager shall obtain Owner's written permission before waiving any of the above requirements.

Prior to the commencement of any work by a contractor or subcontractor, Manager shall obtain and keep on file certificates evidencing that the insurance required by this section has been obtained. All policies of insurance required herein shall be endorsed to provide thirty (30) days' prior written notice to the Manager and Owner in the event of cancellation or reduction in coverage.

                ARTICLE 6. FINANCIAL REPORTING AND RECORDKEEPING

6.1.     Books of Accounts.

(a) Manager shall maintain adequate and separate books and records for the Property with the entries supported by sufficient documentation to ascertain their accuracy with respect to the Property. Manager shall maintain such books and records at Manager's retail at the Property or at Manager's address as set forth in Section 14.1.

(b) Manager shall maintain such control over accounting and financial transaction as is reasonably necessary to protect Owner's assets from theft, error or fraudulent activity by employees of the Manager. Manager shall bear losses arising from such instances, including, without limitation, the following:

             (i) theft of assets by Manager's associates, principals or retailers or those individuals affiliated with Manager;

             (ii) overpayment or duplicate payment of invoices arising from either fraud or gross negligence;

             (iii) overpayment of labor costs arising from either fraud or gross negligence, unless credit is subsequently received by Owner;

             (iv) overpayment resulting from payment or transfer of property from suppliers to Manager's employees or associates arising from the purchase of goods or services for the Property; and

             (v) unauthorized use of facilities or equipment by Manager or Manager's employees or associates.

6.2. Account Classification. Manager shall adopt a system of classification of accounts as set forth on Exhibit D.

6.3.  Monthly Operating Statement; Financial Report.

(a) No later than the fifteenth (15th) day of each month, Manager shall furnish to Owner, a monthly report (the "Monthly Operating Statement") detailing all relevant activity and all financial transactions occurring during the prior month, which for the purposes of this Agreement shall end at the conclusion of the thirtieth (30th) day of the preceding month and maybe modified periodically as required by Owner.

(c) The Monthly Financial Report shall be prepared on both a cash and accrual basis according to generally accepted accounting principles with no qualifications objectionable to Owner. There shall be three cash reports; one for the retail center, one for the shoppes, and a consolidated report.

(d) With each Monthly Operating Statement Manager shall deliver to Owner or to Owner's designee, a copy of all executed leases, modifications, amendments or subleases for space in the Property executed during the prior month.

(e) The Monthly Operating Statement shall include in narrative form, a report on all significant operations of the Property in the prior month and shall contain information in the form of text, charts, graphs or schedules as necessary to address activities at the Property in the following areas:

             (i)      Leases under negotiation or executed;

             (ii) Lease amendments, modifications, extensions, renewals, options or terminations;

             (iii)    Lease proposals and the status of negotiations;

             (iv)     Lease expirations and the relevant details about each;

             (v)      Tenant move ins or move outs and any relevant details;

             (vi)     Tenant improvement construction or alterations;

             (vii) Arrears in rent or any other type of payment from all tenants;

             (viii) Litigation of any type which reasonably affects the Property;

             (ix)     Personnel changes in the staff of the Manager;

             (x) Maintenance contracts executed, amended or terminated by Manager related to the Property;

             (xi) Major maintenance work being undertaken at the Property during the previous month or to commence in the next two
                      (2) months;

             (xii)    Gross sales reports;

             (xiii)   Tenant insurance certificate status report;

             (xiv)    Capital expenditure report; and

             (xv) Any other items of interest to the Owner that the Manager believes contributes to the carrying out of the Manager's fiduciary duty as manager of the Property.

6.4.     Final Statement

(a) Manager shall also deliver to Owner within sixty (60) days after (i) the close of a calendar year and (ii) the termination of this Agreement, unaudited financial statements (the "Final Statement"), including, without limitation,

                  (i)      statement of income and expenses;

                  (ii)     balance sheet;

                  (iii)    cash flow statement; and

                  (iv)     variance report.

(b) The Final Statement shall be prepared on a cash and accrual basis according to generally accepted accounting principles with no qualifications objectionable to Owner.

6.5. Supporting Documentation. As additional support to the Monthly Operating Report, unless otherwise directed by Owner, and at the expense of the Owner, if requested by Owner, Manager shall copy and forward to Owner, or to Owner's designee, no later than the fifteenth (15th) day of each month copies of the following documentation for the prior month:

(a) all bank statements, bank deposit slips, bank debit and credit memos, canceled checks and bank reconciliations;

(b)   detailed cash receipts and disbursement records;

(c) detailed trial balance for receivables and payables and billed and unbilled revenue items;

(d)   paid invoices, or microfiche copies thereof;

(e)   detailed adjusting journal entries as part of the annual audit process;

(f)   appropriate details of accrued expenses and property records;

(g) detailed statement of Manager's transactions with any affiliates (as defined in Section 2.7);

(h)   detailed cash reconciliations; and

(i) information regarding the operation of the Property as is reasonably requested by Owner for preparation of the tax returns for the Owner.

                        ARTICLE 7. OWNER'S RIGHT TO AUDIT

7.1.     Owner's Right to Audit

(a) Owner, or persons appointed by Owner, at Owner's expense, may examine all books, records and files maintained for Owner by Manager. At Owner's expense and upon reasonable notice, Owner may perform any audit or investigations relating to Manager's activities either at the Property or at any retail of Manager if such audit or investigation relates to Manager's activities for Owner.

(b) Should Owner's employees or appointees discover either weaknesses in internal control or errors in recordkeeping, Manager shall undertake with all appropriate due diligence to correct such discrepancies either upon discovery or within a reasonable period of time. Manager shall inform Owner in writing of the action taken to correct any audit discrepancies.

(c) Each audit conducted by Owner's employees or appointees will be at the sole expense of Owner, except that if any audit reveals errors or discrepancies due to fraud, negligence or gross negligence in excess of two percent (2%) of Gross Rental Revenue, as defined below in Section 13.2, Manager shall pay the cost of such audit which shall not exceed $8,000.

                            ARTICLE 8. BANK ACCOUNTS

8.1.     Depository and Operating Accounts.

(a) Manager shall deposit daily all rents and other funds collected from the operation of the Property in a bank designated by Owner in a special account for the Property in the name of Owner or as Owner may designate, (the "Depository Account"). Manager shall not have the right to draw on the Depository Account.

(b) Owner shall deposit into an operating account (the "Operating Account") monies requested by Manager for purpose of Manager to pay property expenses.

(c) Manager shall pay from the Operating Account the operating expenses of the Property and any other payments relative to the Property as required by this Agreement. If more than one account is necessary to operate the Property, each account shall have a unique name.

8.2.     Security Deposits

(a) If law requires a segregated account of security deposits, Manager will open a separate account at a bank approved by Owner. Manager shall maintain such account in accordance with applicable law. Manager shall use the account only to maintain security deposits.

(b) Manager shall account for all interest which security deposits earn and shall have the right to draw on such account and shall refund all security deposits from such account.

(c) Manager shall inform the bank to hold the funds in trust for Owner. Manager shall maintain detailed records of all security deposits deposited, and allow Owner or its designees access to such records. Manager shall obtain approval of Owner before the return of any deposit to a tenant.

8.3. Change of Banks. Owner may direct Manager to change the Depository Account, the Operating Account, or the Security Deposit Account bank arrangements. If the bank so designated by Owner is not a bank customarily used by Manager, then Owner shall pay any additional costs incurred by Manager to administer the new account.

8.4. Access to Account. As authorized by signature cards, representatives of Owner shall have access to all funds in the bank accounts described in Sections
8.1 and 8.2.

                         ARTICLE 9. PAYMENTS OF EXPENSES

9.1. Costs Eligible for Payment From Operating Account. Other than the Management Fee (the method for payment of which is set forth in Article 13), Manager may pay all expenses of the operation, maintenance and repair of the Property included in the Approved Budget directly from the Operating Account, subject to the conditions set forth in Article 2, including the following:

(a) cost to correct the violation of any governmental requirement relating to the leasing, use, repair and maintenance of the Property, or relating to the rules, regulations or orders of the local Board of Fire Underwriters or other similar body, subject to the limitations set forth in Section 2.3 and Section 2.5, if such cost is not the result of Manager's gross negligence;

(b) actual and reasonable cost to make all repairs, decorations and alterations, subject to Section 2.3 and 2.5, if such cost is not the result of Manager's gross negligence;

(c) cost incurred by Manager in connection with all service agreements approved by Owner;

(d) cost of collection of delinquent rents collected by a collection agent approved by Owner in advance of retention;

(e) legal fees of attorneys, provided such fees are included in the Approved Budget; legal fees not so included shall be eligible for payment from the Operating Account only if Owner has approved the specific rate for such attorney's fee and the specific task of such attorney in advance of payment;

(f) cost of all audits pursuant to the Owner's direction;

(g) cost of capital expenditures subject to the restrictions in Section 2.9 and in this Article;

(h) cost of printed checks for each bank account required by Owner plus any other bank charges;

(i) cost of all utilities provided to the Property and not billed directly to tenants;

(j) cost of advertising, including brochures and mailers, approved by Owner;

(k) cost of printed forms and supplies required for use at the Property; and

(l) First Class postage for Monthly Operating Statements, Final Statements, and other normal, routine communications and overnight letter postage for time sensitive, extraordinary mailings.

Manager shall pay from the Operating Account the cost of refurnishing, rehabilitating, remodeling or otherwise preparing areas covered by leases as provided in the Approved Budgets. All other amounts payable with respect to the Property shall be payable from the Operating Account to the extent approved by Owner, as provided in this Agreement, or in such other manner as Owner designates.

                  ARTICLE 10. MANAGER'S NON-REIMBURSABLE COSTS

10.1. Non-reimbursable Costs. The following expenses or costs incurred by or on behalf of Manager in connection with the management and leasing of the Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

(a) cost of gross salary and wages, payroll taxes, insurance, workmen's compensation, and other benefits of initial Property personnel whose positions are neither identified in Exhibit B nor subsequently approved by Owner pursuant to the Approved Budgets;

(b) general accounting and reporting services within the reasonable scope of the Manager's responsibility to Owner;

(c) cost of forms, papers, ledgers, and other supplies and equipment used in the Manager's retail at any location off the Property;

(d) cost of electronic data processing equipment, computers or computer software located at the Manager's retail off the Property for preparation of all reports or other communications prepared by Manager pursuant to this Agreement;

(e) cost of electronic data processing provided by any outside computer service companies for preparation of all reports or other communications prepared by Manager under the terms of this Agreement;

(f) cost of routine travel by Manager or Manager's employees or associates to and from the Property although travel during the workday related to property operations are permitted;

(g) cost attributable to losses arising from gross negligence or fraud on the part of Manager, Manager's associates or employees; and

(h) cost of insurance purchased by Manager for its own account.

                      ARTICLE 11. INSUFFICIENT GROSS INCOME

11.1. Priorities. If at any time the amount of funds in the Operating Account shall be insufficient to pay the bills and charges incurred with respect to the Property, Manager will pay such items in the following order or priority:

(a)  first, to bills and charges for utilities and taxes;

(b)  second, to bills and charges of vendors providing goods for the Property;
     and

(c)  third, to Manager's fee as described in Section 13;

(d) fourth, to bills and charges of contractors providing services for the Property; and

(e)  fifth, to debt service for the Property.

11.2. Statement of Unpaid Items. After Manager has paid, to the extent of available gross income, all bills and charges based upon the ordered priorities set forth in Section 11.1, Manager shall submit to Owner a statement of all remaining unpaid bills.

11.3. Segregation of Accounts. If Manager manages several properties for Owner, or affiliates of Owner, Manager shall segregate into separate operating bank accounts the income and expenses of each property so as to apply gross income from each property only to the bills and charges from that property.

                       ARTICLE 12. LEASING OF THE PROPERTY

12.1. General Duties of Manager as Leasing Agent. Manager shall use diligent efforts to obtain tenants for, and negotiate leases for rental. In that connection, Manager shall conduct the following activities:

(a) advise Owner in the promotion and advertising of the space in the Property, including the development and implementation of marketing strategies;

(b) assist Owner to develop the business terms of a standard lease form;

(c) negotiate the leases; and

(d) undertake such other activities as is customary for a Manager to lease space in a first-class project in the Metropolitan Area.

12.2.    Marketing Plan.

(a) Manager shall develop and submit to Owner, as part of its Proposed Budget, an annual marketing and publicity program (the "Marketing Plan" ) in connection with its overall marketing activities of the Property. The Marketing Plan of Manager shall be in form, scope and substance acceptable to Owner, but also similar in form to those of other similarly marketed centers in the area.

(b) If and to the extent reasonably requested by the Owner, Manager shall present alternative advertising programs or promotional material for Owner's consideration and evaluation.

12.3.    Reports to Owner.

(a) Manager shall submit to Owner monthly, annually, and upon termination, in each case within the time periods as set forth in Article 6, a summary report for such month showing the tenant prospects interested in space in the Property, calls made by Leasing Agent, the number of leases which have been executed and a calculation of the occupancy rate.

(b) Manager shall discuss with Owner from time to time, as may be reasonably requested by Owner, but in no event less than twice each month, to advise Owner as to the status of the leasing activities for the Property, and shall apprise Owner of its marketing program and a year-to-date summary of all the effectiveness of the marketing program in place and of alternative approaches which may be undertaken to maximize leasing.

(c) Manager shall assist Owner in connection with all matters and questions pertaining to Manager's activities hereunder and shall use its best efforts to coordinate marketing requirements with all other planning considerations of Owner with regard to the development and management of the Property.

(d) In addition to the foregoing, Manager shall perform such other services as are customarily performed or rendered by leasing agents in the Metropolitan Area.

12.4.    Fiduciary Relationship.

(a) Manager shall use diligent efforts (consistent with practices in the leasing and brokerage business in the Metropolitan Area), to negotiate and consummate leases for all available space at the Property at rents and upon other terms and conditions provided for in Section 12.5 or otherwise acceptable to Owner. Manager shall lease such space as expeditiously as possible, consistent with sound business practices under all of the circumstances relating thereto. Manager actively and diligently shall promote the Property and the space therein subject to Owner's approval and payment.

(b) Manager at all times shall act in a fiduciary capacity for Owner with respect to all of Manager's obligations under this Agreement. Manager shall deal at arms length with all third parties and act in the best interest of Owner in connection with its leasing activities.

12.5.    Execution of Leases.

(a) Attached as Exhibit F to this Agreement is a form lease for the Property as approved by Owner (the "Form Lease"). Manager shall negotiate and prepare leases on behalf of Owner conforming to the Form Lease and the leasing standards approved by Owner each year as established in the Approved Budget. The leasing standards approved by Owner for the remainder of 1995 are attached to this Agreement as Exhibit G. For all subsequent years, the parties shall amend this Agreement or otherwise identify, in a writing signed by both parties, the leasing standards approved by the Owner pursuant to the Approved Budget.

(b) In order to solicit Owner's approval, before execution of each Lease by a tenant, Manager shall deliver to Owner a black-lined copy of the new lease marked to show all changes made from the previously approved Form Lease. Owner shall determine, in Owner's sole and absolute discretion, whether or not the submitted lease satisfies the leasing standards and is otherwise acceptable to Owner. No tenant may occupy space on the Property without an executed lease.

12.6. Compliance with Laws. Manager shall recommend and with the approval of Owner take all action necessary to comply with the governmental requirements relating to the leasing of the space. Manager, with the approval of Owner, promptly shall remedy any violation of any such governmental requirements.

12.7. Tenant Funds. Manager, in its capacity as leasing agent, shall not accept or maintain any funds, whether by deposit or otherwise, paid tenants or prospective tenants and shall direct payment of such funds to Owner or to appropriate accounts maintained by Manager in its function as manager of the Property.

12.8. Dissemination of Information. Manager shall not at any time, whether during negotiations or after consummation of any lease or, without limitation, any amendment, extension, renewal or termination thereof, make any news release, public announcement, denial, or confirmation, or otherwise disseminate any information or publicity in connection with any activity under this Agreement without the prior consent of Owner. Manager shall keep confidential any privileged or confidential information obtained in connection with Manager's activities under this Agreement, except to the extent required by law and subject to Manager giving Owner a prior explanation as to why the law requires such disclosure. Upon Owner's prior written approval, Manager may announce leasing activity via news releases or tombstone ads.

12.9.    Cooperation with Sales Brokers and Other Leasing Agents.

(a) Manager shall have the exclusive right to lease the space in the Property, but shall cooperate with each broker or agent with respect to the leasing of space, sale or other disposition of all or any part of the Property.

(b) Manager will permit the broker or agent to exhibit the Property during reasonable business hours.

(c) Except if Manager is the sole procuring broker or agent and has executed a separate sales commission agreement with Owner providing for a sales commission to be paid to Manager, no commission shall be payable to Manager for or in connection with the sale or other disposition of all or any part of the Property by any broker or agent employed by Owner under this Article.

12.10.   Commissions.

(a) If, during the term of this Agreement, any space in the Property is leased to any person, firm or entity, (other than to Manager or to any affiliate (defined in Section 17.1) of Owner), Owner shall pay Manager, and Manager shall accept in full payment for all such leasing, a commission in an amount equal to the amount set forth on Schedule G.

(b) Manager shall receive no commission or compensation for any increase in space or rental agreed upon with any tenant after the termination of this Agreement, except as otherwise agreed upon between Owner and Manager in writing.

         Within five (5) days following the notice of termination of the Agreement, Manager shall provide a list of not more than four bona fide prospects (the "Prospective Tenants") to whom Manager has made a firm written proposal and introduced the Property by physical inspection. Manager shall be entitled to a commission in accordance with this Agreement if a lease with a Prospective Tenant is executed within sixty (60) days after the termination of this Agreement.

(c) The parties shall consider any commission paid pursuant to this Article to cover any out-of-pocket administrative and overhead expenses incurred by Manager in connection with the leasing of the space in the Property and the performance of its leasing obligations hereunder. Unless otherwise agreed by the parties, and except as otherwise provided herein, Manager will not be entitled to reimbursement from Owner for any leasing expense, except leasing commissions, brochures, and other marketing expenses as set forth in the Approved Operating and Capital Budget.

(d) (1) For the purposes of this Section 12.10 and computing commissions in accordance with Schedule G "fixed minimum rental" shall mean the net rent in accordance with the lease exclusive of the following amounts: (a) amounts payable by reason of rent inclusion or otherwise, for after hours utilities, utilities services, heat or air-conditioning or other services, (b) real estate tax calculation adjustments, whether or not Owner must make payments for real estate taxes, or is excused therefrom pursuant to an abatement of tax payments, in whole or part, granted by such applicable government entity; (c) operating expense or wage rate escalation adjustments; cost of living increases or any other escalation adjustments or lease cancellation payments; (d) any rent paid or credited by Owner to a tenant by reason of Owner's retaining as subtenant or otherwise any portion of the premises demised to such tenant; (e) with respect to construction work, repairs or decorating (or other work) which Owner has agreed to perform for such tenant, to Owner (either by way of increased rentals or in a lump sum); (f) any moving costs of tenant paid by Owner or credited to tenant; and (g) any other credits given by Owner to tenant against rent for any reason, including, but not limited to, adjustment in accordance with the provisions of subsection 12.10.(d)(2). With respect to any lease which provides for adjustments in "Fixed minimum rental", if the "fixed minimum rental" payable during any portion of the second or any subsequent lease year during the term of the lease is not determinable on the date the Conditions (as defined in subsection 12.10(e)) are fulfilled, the parties shall deem the "fixed minimum rental" during such lease year to be at the annual rate payable during the year immediately preceding such portion of the term of the lease.

         (2) The parties shall deem the "fixed minimum rental" payable by a tenant reduced by (i) an amount (a) equal to any credits allowed against basic rentals under the lease for payments made by the tenant to its landlord in another building to satisfy, cancel or discharge its obligations under its existing leases or agreements, or (b) paid by or on behalf of Owner to any landlord, in another building, of a tenant to satisfy, cancel or discharge the tenant's basic rental obligations under its existing leases, and (ii) any expense paid by or on behalf of Owner for a tenant's space in another building ("take-over space") if Owner must pay such expense pursuant to a lease or separate agreement entered into and affecting the Buildings. If Owner shall overpay any commissions as a result of an error, Manager shall repay such overpayment promptly to Owner and, if as a result of an error not so repaid, Owner may deduct the overpayment from any other amounts due to Manager under this Article. Owner shall reimburse any underpayment to Manager promptly.

e. (1) Subject to the provisions of subsection 12.10(e)(2), any commission due Manager, or co-brokers shall be earned and shall be payable as set forth below and upon the satisfaction of both of the following conditions ("Conditions"):

         (A) Fifty percent (50%) of the commission when the tenant executes and delivers a signed Lease and makes payment of the security deposit, if any, and makes advance payment of any rental payment for the applicable space; and

             Fifty percent (50%) upon the tenant taking occupancy of the applicable space under the Lease and commencement of rental payments.

         (2) If Manager negotiates with a co-broker a commission payment arrangement, Owner shall make payment to Manager in accordance with such arrangement.

         (3) If for any reason, including without limitation, acts of God, governmental restrictions, acts of any public enemy, casualty, or other cause beyond Owner's control, the tenant does not take possession of the demised premises and commence the performance of the tenant's obligations under the lease, in any such event, no commission or brokerage, or any portion thereof, shall be due, payable or earned, or shall be paid to manager or any other broker by the Owner, and the Owner is and shall be relieved from liability for the payment of any and all commissions, claims or charges whatsoever with respect to such transaction.

(f) Owner and Manager shall consider changes in the payment of commissions if the market changes as to amount and method of payment of commissions.

(g) Owner need not pay any commission with respect to any lease of space in the Buildings for the use of the Manager or of any affiliate of any partner or shareholder of the Owner.

12.11. Manager's Obligations Upon Termination. With respect to Manager's leasing activities, immediately after termination of this Agreement, Manager shall deliver to Owner original leases, copies of all files, books, records, documents, prospect lists, and other matters in Manager's possession relating to the Property.

                            ARTICLE 13. COMPENSATION

13.1. Management Fee. Manager shall receive for its services in managing the Property in accordance with the terms of this Agreement, a monthly management fee equal to a percentage of Gross Rental Revenue (as hereafter defined) collected during such month (the "Management Fee") based on the Property's occupancy. The management fee will be as follows: 3% if occupancy is 92% or greater, and 2 1/2% if occupancy is below 92%.

13.2. Gross Rental Revenue. The term "Gross Rental Revenue" as used herein shall mean the gross amount of payments to Owner or Manager for the benefit of Owner made as rent, fees, charges or otherwise for the use or occupancy of the Property of for any services, equipment or furnishings provided in connection with such use or occupancy, but Gross Rental Revenue shall not include security deposits, prepaid rents (if collected more than one month in advance), money received pursuant to bills separately rendered to tenants for tenant improvements or after hours utility costs.

13.3 Payment of Management Fee. The Owner shall pay Manager the Management Fee on or before the twentieth (20th) day of each calendar month based upon the Gross Rental Revenue collected for the preceding calendar month. The Management Fee shall be subject to appropriate annual adjustment promptly after Manager has delivered to Owner the Final Statement required by Article 6.4. The parties shall calculate the Management Fee on the basis of such Final Statement and as otherwise required by this Agreement. For any period of less than one month, the parties shall calculate the Management Fee on a proportionate basis based upon the actual collected Gross Rental Revenue in such month.

                               ARTICLE 14. NOTICES

14.1.    Notices.

(a) All notices, demands, consents, approvals, reports and other communications provided for in this Agreement shall be in writing and shall be given to Owner or Manager at the address set forth below or at such other address as they may specify hereafter in writing:

         Owner:                     Attn: Gerald Trainor
                                    c/o USF&G Real Estate Division
                                    TW1001
                                    100 Light Street, 10th Floor
                                    Baltimore, Maryland  21202

                                    with a copy to:

                                    Attn: Nicholas F. McCoy
                                    TW3201
                                    United States Fidelity and Guaranty Company
                                    100 Light Street, 32nd Floor
                                    Baltimore, Maryland 21202

                  Manager           __________________
                                    F.C. Tucker Company, Inc.
                                    2500 One American Square
                                    Indianapolis, Indiana  46282

(b) Such notice or other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid or nationally recognized overnight courier and shall be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post retail or such overnight courier. Notices shall be deemed received upon the earlier of actual receipt, whether delivered by hand delivery, express services or other form of delivery.

                           ARTICLE 15. INDEMNIFICATION

15.1. Indemnification by Manager. Manager shall indemnify, defend and hold Owner harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney's fees and court costs, sustained or incurred by or asserted against Owner by reason of any negligence, willful action or fraud of Manager or which arise from Manager's breach or non-performance of Manager's obligations required by this Agreement. If any person or entity makes a claim or institutes a suit against Owner on a matter for which Owner claims the benefit of the foregoing indemnification, then

(a)  Owner shall give Manager immediate notice thereof in writing;

(b) Manager may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Owner; and

(c) Neither Owner nor Manager shall settle any claim without the other's written consent.

15.2. Indemnification by Owner. Owner shall indemnify, defend and hold Manager harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney's fees and court costs, sustained or incurred by or asserted against Manager by reason of the operation, leasing, management and maintenance of the Property and the performance by Manager of Manager's obligations under this Agreement or which arise out of Owner's breach of the duties and obligations required by this Agreement to be performed by it, but only to the extent of Owner's interest in the Property except for those which arise from Manager's negligence, willful action or fraud or by the breach or nonperformance of the Manager's obligations under this Agreement. If any person or entity makes a claim or institutes a suit against Manager on a matter for which Manager claims the benefit of the foregoing indemnification, then

(a)  Manager shall give Owner immediate notice thereof in writing;

(b) Owner may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Manager; and

(c) neither Manager nor Owner shall settle any claim without the other's written consent.

                      ARTICLE 16. CONTRIBUTIONS BY MANAGER

16.1.    Contributions

(a) Neither Manager nor any employee or third party acting on behalf of Manager shall make or take any bribes, kickbacks, or other payments regardless of form whether in money, property or services, directly or indirectly, to or for the benefit of any government official or employee, domestic or foreign, whether on the national level or a lower level, such as state, county or local (in the case of a foreign government also including any level inferior to the national level) and including regulatory agencies of governmentally-controlled businesses, corporations, companies or societies for the purpose of affecting his action or the action of the government he represents to obtain favorable treatment in securing business or to obtain special concessions, or to pay for business secured or special concessions obtained in the past.

(b) No money or property of Owner shall be paid or used or offered, nor shall Manager, any employee or third party acting on behalf of Manager directly or indirectly, pay or use or offer, consent or agree to pay or use or offer any money or property of Owner, for or in aid of any political party, committee or organization, or for, or in aid of, any corporation, joint-stock or other association organized or maintained for political purposes, or for, in aid of, any candidate for political retail or for nomination for such retail, or in connection with any election including referendum or constitutional amendment, or for any political purpose whatever or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement or indemnification of any person for monies or property so used.

                             ARTICLE 17. TERMINATION

17.1.    Termination.  This Agreement shall terminate on the earlier of

         (i) the sale or other transfer of the Property by Owner other than to an affiliate of Owner (defined below in this Section) or termination of Owner's right to collect the rents therefrom,

         (ii)     termination as provided in Section 17.2 or 17.3, or

         (iii)    termination as herein otherwise provided.

"Affiliate of Owner" shall mean any person or entity (or a group of persons employed by the Owner) which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Owner or any director, executive retailer or stockholder of Owner. "Control" means the ownership of ten percent (10%) or more of the beneficial interest or the voting power of the appropriate entity.

17.2. Termination by Owner. Owner, in its sole and absolute discretion, on not fewer than five (5) days' written notice to Manager, may terminate this Agreement with or without cause at any time. Owner must give Manager 30 days prior written notice to terminate this Agreement during the first 12 months of this Agreement.

17.3. Termination by Manager. Manager may resign its duties as Manager effective on the last day of any calendar month by giving written notice to Owner not fewer than sixty (60) days before the effective date of the resignation. The notice must specify the effective date of the resignation.

17.4. Mutual Obligations Upon Termination. Upon termination of this Agreement, each party shall continue to be liable for its own obligations through the termination date. Each shall pay to the other all amounts due under the terms of this Agreement within ten (10) days after determination of the applicable amounts.

17.5.    Manager's Obligation Upon Termination.

(a)      Upon the effective date of termination Manager shall

         (i) give to Owner control of the Property and all rents and income of the Property and other monies of Owner then held by Manager or in any bank account (including, without limitation, the Operating Account (defined in Section 8.1) and the Security Deposit Account (defined in Section 8.2);

         (ii) deliver to Owner as received any monies or other property due Owner under this Agreement but received after termination;

         (iii) deliver to Owner the originals of the books, permits, plans, leases, licenses, contracts, records, keys and all other materials, property and supplies pertaining to the Property or this Agreement;

         (iv) confirm the assignment to Owner of any rights Manager may have to the records of the Property as Owner shall require; and

         (v)   deliver all cash on hand derived from the Property.

(b) Manager hereby grants a power of attorney to Owner to endorse any checks received in connection with the Property, and hereby assigns to Owner effective upon the date of termination all rights Manager may have to the records of the Property. Manager shall do all other things necessary for an orderly transition of the management of the Property without detriment to the rights of Owner or to the continued management of the Property.

                            ARTICLE 18. MISCELLANEOUS

18.1. No Assignment. Manager may not assign or transfer in any manner all or any part of this Agreement either voluntarily or by operation of law, unless approved by Owner.

18.2. Consent and Approvals. Owner may give consents or approvals only by representatives of Owner from time to time designated in writing by Owner's designated representative in charge of property management located at the address designated in Section 14.1. Unless otherwise specified herein, all such consents or approvals shall be in Owner's sole and absolute discretion.

18.3. Amendments. Except as otherwise provided, each amendment, addition or deletion to this Agreement shall not be effective unless approved by the parties in writing.

18.4. Funds Held in Trust. Manager will hold in trust for Owner the Property records, funds pertaining to the Property and any other rental or other monies received by Manager from or on account of the operation, management or promotion of the Property which may belong to Owner.

18.5. Data Bank. Manager shall not provide any third party including any individual or pooled data bank (which shall include without limitation computerized systems) any information with respect to the Property or tenants occupying portions thereof, including without limitation, information pertaining to the names or businesses of tenants, the amount of space occupied by any tenant, or the terms of any leases in the Property, without the written consent of Owner.

18.6. No Signs or Advertising. Manager shall make no publication, announcement or other public advertisement of Owner's name in connection with the Property except as required by applicable law or approved by Owner. Manager shall not place on the Property any sign indicating Owner's or Manager's name without Owner's prior authorization.

18.7. Successors and Assigns. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Reference to any entity or party shall include a reference to the successors and permitted assigns of such entity or party.

18.8. Additional Remedies. The rights and remedies of the parties under this Agreement shall not be mutually exclusive. The exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions of this Agreement.

18.9. Attorneys Fees. Should any action be brought arising out of this Agreement, including without limitation any action for declaratory or injunctive relief, the prevailing party shall be entitled to reasonable attorneys' fees and costs and expenses of investigation all as actually incurred and including, without limitation, attorneys' fees, costs and expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any proceeding under the federal Bankruptcy Code or any successor statutes, and any judgment or decree rendered in any such actions or proceedings shall include an award thereof.

18.10. Ownership of Fixtures and Personal Property. Manager acknowledges that Owner owns all fixtures and personal property situated on or about the Property and used in or necessary for the operation, maintenance and occupancy of the Property, excluding only personal property and fixtures owned by tenants under leases of space within the Property or owned or paid for by Manager from its funds and not on behalf of Owner.

18.11. Entire Agreement. This Agreement, including all exhibits attached hereto, represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings. The attached exhibits are an integral part of this Agreement.

18.12. Amendments. Any amendment or waiver to this Agreement shall not be effective unless in writing signed by each party.

18.13. Terminology. All headings are for convenience and ease of reference only and irrelevant to the construction and interpretation of this Agreement. Each gender shall include each other gender. The singular shall include the plural and vice-versa.

18.14. Counterparts. The parties may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

18.15. Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

18.16. Governing Law. This Agreement and the obligations of Owner and Manager shall be interpreted, construed and enforced in accordance with the laws of the state where the Property is located.

18.17. Survival.  The provisions of Sections 12.8, 12.9, 17.5 and 18.5 and
Article 15 shall survive the termination of Manager's management obligations under this Agreement.

18.18. No Waiver. The failure by Owner or Manager to insist upon the strict performance of or to seek remedy of any one of the terms or conditions of this Agreement or to exercise any right, remedy, or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but such item shall continue and remain in full force and effect. All rights or remedies of Owner or Manager specified in this Agreement and all other rights or remedies that Owner or Manager may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised by Owner or Manager or not, shall be deemed to be in exclusion of any other consent, waiver or approval of Owner or Manager of any act or matter must be in writing and shall apply only to the particular act or matter to which such consent or approval is given.

18.19. Enforcement of Manager's Rights. In the enforcement of its rights under this Agreement, Manager shall not seek or obtain a money judgment or any other right or remedy against any general or limited partners or disclosed or undisclosed principals of Owner. Manager shall enforce its rights and remedies solely against the estate of Owner in the Property or the proceeds of any sale of all or any portion of Owner's interest therein.

18.20. Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, where the application of such provisions or circumstances other than those as to which it is determined to be invalid or unenforceable shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                                      OWNER:   USF&G/Legg Mason Realty Partners
                                               Limited Partnership

WITNESS:

_____________________________               By: _________________________(Seal)
                                                           its

                                            MANAGER: F.C. Tucker Company, Inc.

WITNESS:


_____________________________               By: _________________________(Seal)

                                    Exhibit A

                              PROPERTY DESCRIPTION

                                    Exhibit B

                           INITIAL PROPERTY EMPLOYEES


Property

Location

                  City

                  State


                           Employee
                             Title

On-Site:

Off-Site:

                                    Exhibit C

                                BUDGET CATEGORIES

                                    Exhibit D

                             ACCOUNT CLASSIFICATION


                                 [See attached]


                                Awaiting Policies

                                    Exhibit E

                            MONTHLY FINANCIAL REPORTS

1. Statement of income and expenses on a cash and accrual basis, based on generally accepted accounting principles and including depreciation for tenant and building improvements, furniture, fixture and equipment, and amortization or leasing commissions;

2.  Balance Statement;

3.  Monthly rent roll, including a lease expiration schedule;

4.  Monthly tenant aging receivable report;

5.  Monthly narrative budget and actual variance report;

6.  Monthly source and use of cash reconciliation;

7.  Monthly Management Fee reconciliation;

8.  Monthly Bank Statements and reconciliations;

                                    Exhibit F

                                   FORM LEASE

                                    Exhibit G

                                LEASING STANDARDS

All leases for space in the Property shall conform with the conditions set forth below (the "Leasing Standards") or upon such other terms as Owner may reasonably accept:

1. The standard form of lease shall not be materially altered or amended without the prior written consent of Owner.

2. All leases conforming to this Exhibit G and which are on the form lease as set forth on Exhibit F shall be duly submitted to Owner for its approval or rejection in Owner's sole discretion.

3. Unless approved by Owner, in writing, the primary term of any Lease shall be for a term of not fewer than thirty-six (36) months nor more than sixty (60) months.

4. The Leases may include rights and options to renew the term thereof at the then prevailing market rental for a period not to exceed sixty (60) months.

5. The Leases shall provide for effective annual rent per square foot of net rentable area leased in an amount acceptable to Owner. Effective annual rents per square foot of net rentable area shall be calculated as follows:

where

         A. is the total rent payable over the applicable term of the Lease, including any concession or free rent periods;

         B. is the number of years in the applicable term of the Lease, including any concession or free rent periods; and

         C.     is the number of net rentable square feet of area to be leased.

6. Tenant improvement expenditures will vary depending on lease terms.

7. All Leases shall be duly authorized and properly executed by the tenant pursuant to all necessary corporate or partnership authorization, consent or other action.

8. Potential tenants shall provide financial statements to Manager, must be an ongoing business for at least three (3) years immediately preceding execution of the lease and must have a net worth of at least three (3) times the annual rental obligation of the lease. Owner will pay for D&B's and credit checks if Owner requests such reports.

9. Manager to secure Owner's approval and execution of any new lease or renewal. Manager must contact Owner with salient points (term, rate, concessions, etc.) on any new lease or renewal as soon as conversation with any tenant or prospective tenant has begun.

These leasing standards shall apply from the date of this Agreement until otherwise modified in writing by Owner by advice of Manager.

                               LEASING COMMISSIONS

         Owner shall pay Manager in the manner described in Section 12.10 (e)(1) the following leasing commissions:

         1. Four percent (4%) of fixed minimum rental, as defined in Section 12.10(d)(1) for new leases with no co-broker.

         2. Two percent (2%) of fixed minimum rental as defined in Section 12(10)(d)1) for renewals or extensions of existing leases of the rental rate at the time of the renewal or extension. For extensions and modifications of existing leases, a commission will be computed at the commencement of the extension term.

         3. Five percent (5%) of fixed minimum rental, as defined in Section 12.10(d)(1) for new leases with a co-broker entitled to a minimum of 3%.

         4. For lease terms greater than 5 years, the leasing commission will be as stated above for the first 5 years, then one half of the stated amount for year 5 and beyond (i.e. 1% on renewals and 3% on co-brokered new deals).

Note: A Co-Broker is defined as any broker that does not work for the F.C. Tucker Company, Inc.